Exhibit 10.1

AMENDMENT NO. 1

TO

SUBLEASE AGREEMENT

RESEARCH PARK BUILDING - PHASE V

THIS AMENDMENT NO. 1 TO SUBLEASE AGREEMENT (the “First Amendment”) is made and entered into effective as of November 11, 2009 by and between Myriad Genetics, Inc. (the “Landlord”), and Myriad Pharmaceuticals, Inc. (the “Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Sublease Agreement, dated effective as of July 1, 2009, with respect to the Leased Premises in the Building located on the Property;

WHEREAS, Paragraph 1.4 of the Sublease Agreement provides for Tenant to be responsible for, and to otherwise pay for, certain Tenant Finish costs with respect to the Leased Premises; and

WHEREAS, Tenant desires that Landlord fund, or otherwise pay for, a portion of the Tenant Finish costs in exchange for which Tenant is willing to pay Landlord additional rent for the Leased Premises over a specified period of time.

NOW THEREFORE, in consideration of the premises set forth herein, and for such other good and valuable consideration the sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows.

1. Capitalized Terms. All capitalized terms shall have the same meaning ascribed to such capitalized terms as provided for under the Sublease Agreement and Exhibits thereto.

2. Tenant Finish. Tenant represents that it has approved the Tenant Finish Plans and the estimated Tenant Finish budget as contemplated in Exhibits C and E, respectively, to the Sublease Agreement. Landlord shall pay up to $4,256,864.32 for Tenant Finish work to the Leased Premises as provided for under the Tenant Finish Plans. As Tenant Finish work to the Leased Premises is completed and draws for the same are invoiced by third parties, Tenant shall review and approve the Tenant Finish work and related third party invoices, and Tenant shall then present to Landlord reasonable evidence of the completion of such Tenant Finish work and provide copies of the applicable third party invoices which have been approved by Tenant. Landlord shall review such required documentation and then pay the applicable third party for the invoiced amounts as approved by Landlord which approval shall not be unreasonably withheld. The total amount approved and paid to third parties by Landlord for the Tenant Finish work shall not exceed $4,256,864.32. Tenant remains responsible for all remaining Tenant Finish costs.

3. Additional Rent. In addition to all other amounts due and payable under the Sublease Agreement, there shall be an additional amount paid, as rent for the use of the Leased Premises, as completed with the Tenant Finish, of $78,861.98 per month (the “Additional TI Rent”) during the initial term of the Lease and, if the lease term is extended, for the first three year option period. The Tenant’s obligation to pay the Additional TI Rent shall begin on the Commencement Date. Thereafter, each monthly Additional TI Rent amount shall be due and payable on the first day of each calendar month during the term of the Sublease Agreement. The Additional TI Rent payment shall be subject to a pro rata adjustment, based on the number of days occupied during any partial month in which the Leased Premises is occupied by the Tenant.

4. Conclusion of Lease Term. The Tenant Finish shall become part of the Leased Premises, and upon termination of the Lease, Tenant shall have no rights to the Tenant Finish except as set forth in Exhibit F to the Sublease Agreement.

5. Sublease Agreement. All other terms and conditions, including those provided for in the Exhibits, of the Sublease Agreement, except to the extent modified by the terms of this First Amendment, shall continue in full force and effect, including Landlord’s rights and remedies for the failure to pay any rents due under the Sublease Agreement, as amended.

6. No Other Approvals. Landlord and Tenant agree that no other third party approvals of this First Amendment shall be sought, or need to be obtained, for this First Amendment to be effective and binding on Landlord and Tenant.

IN WITNESS WHEREOF, the duly authorized representative of Landlord and of Tenant have signed this First Amendment effective as of the date first set forth above.

MYRIAD GENETICS, INC.

/S/ PETER D. MELDRUM
BY:	Peter D. Meldrum
ITS:	President and CEO

MYRIAD PHARMACEUTICALS, INC.

/S/ ADRIAN N. HOBDEN
BY:	Adrian Hobden, Ph.D.
ITS:	President and CEO